Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No 333-253085) of Terns Pharmaceuticals, Inc. of our report dated March 7, 2022, with respect to the consolidated financial statements of Terns Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) of Terns Pharmaceuticals, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

San Jose, California

March 7, 2022